Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Nautilus, Inc. Administrative Committee
Nautilus, Inc. 401(k) Savings Plan
Vancouver, Washington

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-46936) pertaining to the Nautilus, Inc. 401(k) Savings Plan of our report dated June 7, 2019, with respect to the financial statements and supplemental schedule of the Nautilus, Inc. 401(k) Savings Plan included in this Annual Report (Form 11-k) for the year ended December 31, 2018.

/s/ KBF CPAs LLP

Portland, Oregon
June 7, 2019